Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-169556, 333-175565, 333-186464, 333-188510, 333-198378, 333-213742, 333-216711, 333-230704, and 333-250149 on Form S-8; and in Registration Statement Nos. 333-213766, 333-221966, 333-228908, 333-234073, 333-235441, 333-237581, and 333-239851 on Form S-3; and in Registration Statement Nos. 333-215005, 333-234366, 333-239207, 333-252584, and 333-252585 on Form S-1; and in Registration Statement No. 333-228031 on Form S-4 of our report dated March 31, 2020 (March 15, 2021 as to the effects of the correction to the 2019 financial statements discussed in Note 11), relating to the financial statements of Predictive Oncology Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

March 15, 2021